Exhibit 8

                          EXCLUSIVE SUPPLIER AGREEMENT


     This Exclusive Supplier Agreement (the "Agreement") is made and entered into as of this 17 day of August, 2001 (the "Effective Date"), by and between Viscus, a state of Delaware corporation, having its principal place of business at 16912 Gridley Place Cerritos CA 90703 ("Customer"), and Make Your Move, Inc., a Nevada corporation, having its principal place of business at 321 Broadway Blvd., Reno, Nevada 89502 ("Supplier"), with reference to the following facts:


     A. Customer has entered into an agreement with [Wal-Mart] (the "Wal-Mart Agreement") to operate and manage coffee stores (the "Coffee Stores") within all Wal-Mart stores located in the territory consisting of [USA]. The term of the Wal-Mart Agreement is for a period of 5 years commencing on October 2001 and ending on October 2006.

     B. Supplier is in the business of selling computers and computer components including point-of-sale electronic equipment, hardware, and software, and providing related services for such use in retail operations, such as the operation of the Coffee Stores.

     C. Customer desires to purchase from Supplier all computers and computer components including point-of-sale equipment, hardware, and software, and related services necessary to manage and operate the Coffee Stores and Supplier desires to provide the foregoing to Customer on the terms and conditions set forth herein.

     Based upon the foregoing, and in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Customer and Supplier (collectively, the "Parties") hereby agree as follows,

1. Exclusive Sale and Purchase; Project Plan. Customer and Supplier agree that so long as the Wal-Mart Agreement remains in effect, Customer shall purchase exclusively from Supplier, in accordance with the terms of the Project Plan described below, all computers and computer components, including, without limitation, all point of sale equipment and other hardware (the "Equipment"), software manufactured or supplied by Supplier (the "Software"), and the various training, consulting, installation, and support services (hereinafter "Services") necessary for Customer to operate and manage the Coffee Stores. Following the execution of this Agreement, Customer and Supplier mutually agree to participate in the development and approval of a project plan (the "Project Plan"). This Project Plan shall provide both Parties with a general overview of the nature of Customer's operation, and shall clearly specify the Equipment, Software and Services which Customer will need to purchase from Supplier to properly manage and operate the Coffee Stores during the term of this Agreement. The Project Plan, when mutually agreed to by the Parties, shall be set forth in writing and shall be executed by both Parties. Such Project Plan may be amended, from time to time, but only upon the mutual written consent of both Parties. If the Parties are unable to agree in writing to a Project Plan within (30) days after the execution of this Agreement, either Party may terminate this Agreement by providing written notice to the other Party prior to execution of the Project Plan. It is mutually agreed that both Parties shall use their best efforts to execute the terms and conditions of the Project Plan. When Customer is in need of Equipment, Software or Services to be provided by Supplier under the terms of the Project Plan, Customer shall issue a purchase order to Supplier specifying the type and amount of Equipment, Software and Services to be purchased from Supplier. Such purchases orders shall be submitted to Supplier within a reasonable time prior to the time in which Customer will need to have the Equipment and Software operational. During the term of this Agreement, Customer agrees that it will not purchase Equipment, Software or Services specified in the Project Plan from any vendor, other than Supplier, unless Supplier consents in writing to such purchase.

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2.   Price and Taxes.

                    a. Purchase  Price.  The purchase  price for the  Equipment,
               Software and Services shall be Retail price + 20% [Supplier's direct retail price listing in effect at the time Customer issues a purchase order above Supplier's cost at the time Customer issues a purchase order.

                    b. Prices Exclusive of Installation  and Other Charges.  All
               prices are exclusive of installation and related charges, shipping and insurance charges which shall be billed separately. Installation and related charges are subject to change due to Customer's failure to complete site readiness, non-standard site conditions, force majeure events or delays caused by Customer. Customer agrees to pay all such additional charges as invoiced by Supplier. Any such additional charges, as a result of a force majeure event, shall be pre-established and agreed to between the Parties prior to any worked performed.

                    c. Prices  Exclusive of Taxes.  All prices are  exclusive of sales, use, excise, and other taxes, duties or charges. Unless Customer provides evidence of tax exempt status, Customer shall pay, or upon receipt of invoice from Supplier shall reimburse, Supplier for all such taxes or charges levied or imposed on Customer, or required to be collected by Supplier, resulting from this transaction or any part thereof.

                    d. FOB and Insurance.  All prices are FOB unless  instructed otherwise. Supplier may arrange for insurance and standard commercial shipping, the costs of which will be invoiced to Customer.

               2.5 Right to Modify Orders. Prior to delivery, Supplier reserves the right to make substitutions, modifications and improvements to the Equipment and Software, provided that such substitution, modification or improvement shall not diminish or materially affect the performance of the Software applications as they were originally demonstrated to and agreed upon by Customer and Supplier.

          3. Payment/Financing. Unless otherwise agreed, invoice payment terms for all purchases made under this Agreement shall be net ten (10) calendar days on a per order basis and are subject to credit review by Supplier. All payments shall be made to Supplier not later than the agreed number of days from date of invoice. Late payments shall result in the assessment of a late charge equal to one and one-half percent (1 1/2%) per month on any outstanding balance, or the maximum amount of interest chargeable by law, whichever is less.

          4. Equipment Warranty. Supplier's sole responsibility to Customer with respect to any Equipment or components and parts manufactured by a third party and incorporated into the Equipment shall be to pass through to Customer such original equipment manufacturer's available product warranty. The warranty provided by said third parties does not cover (i) any item of the Equipment which has been altered or modified including any change, addition, or improvement, and (ii) any damage, defects, malfunctions or service failures caused by:

                    a. Customer's  failure to follow Supplier's or the Equipment
               manufacturer's   environmental,    installation,   operation   or
               maintenance specifications or instructions;

                    b. Modifications,  alterations or repairs made other than by
               Supplier or original Equipment manufacturers;

                    c. Customer's  mishandling,  abuse, misuse,  negligence,  or improper storage, servicing or operation of the Equipment (including without limitation use of equipment that is not designed or suitable for use in conjunction with the Equipment purchased from Supplier);

                    d. Power failures, surges, fire, flood, accident, actions of third parties or other like events outside Supplier's control. Repairs necessitated during the warranty period by any of the foregoing causes specified in Section 4.4 may be made by Supplier, and Customer shall pay Supplier standard charges for time and materials, together with all shipping and handling charges arising from such repairs.

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     THIS  WARRANTY  CONSTITUTES  SUPPLIER'S  SOLE AND  EXCLUSIVE  WARRANTY WITH
RESPECT TO EQUIPMENT AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS, IMPLIED OR STATUTORY INCLUDING THE WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.   Software.

                    a. License to Software. Supplier grants to Customer a non-exclusive, non-transferable license to use the Software and related documentation provided hereunder. The license term is perpetual and shall continue as long as Customer continues as a viable entity, the fees for support and maintenance are current and the other terms of this Agreement are met. The Software may include software and documentation that are owned by third parties and distributed by Supplier under license from the owner.

                    b. Copies of Software. Customer shall not make any copies of the Software, except as authorized in writing by Supplier.

                    c. Confidentiality of Software.  Customer shall maintain the confidentiality of the Software and shall not sub-license, sell, rent, disclose, make available, or otherwise communicate the Software to any other person, or use the Software except as expressly authorized in writing by Supplier.

                    d. Ownership of Software. The Software and all copies thereof will at all times remain the sole and exclusive property of Supplier or its licensor, as applicable, and Customer shall obtain no title to the Software.

                    e. Copyright. Customer shall reproduce all copyright notices and any other proprietary legends on any copy of the Software made by Customer.

                    f. Alteration.  Customer shall not modify,  disassemble,  or decompile the Software.

                    g. Media.  If Customer sells or otherwise  disposes of media owned by Customer on which the Software is fixed, such media must be erased before any sale or disposal.

                    h. Warranty. Supplier does not warrant that the operation of the Software will be error free. However, Supplier will use reasonable efforts to correct any defects reported by Customer in writing or by verbal notification to Supplier following the date of shipment or installation, if installation was by Supplier, exclusive of defects caused by physical imperfections in Software discs due to mishandling, operator error or interfacing other systems that are not compatible with the operations of the Equipment.

                    i. Substantial Compliance. Supplier warrants that the Software provided under this Agreement substantially complies with the representations made by Supplier when demonstrating the Software.

     THIS PROVISION CONSTITUTES SUPPLIER'S SOLE AND EXCLUSIVE LIABILITY AND CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR DEFECTIVE OR NON-CONFORMING SOFTWARE AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS, IMPLIED OR STATUTORY INCLUDING THE WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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6.   Title and Risk of Loss.

                    a. Date of Delivery.  Delivery of any item of the  Equipment and Software shall be deemed complete when Customer acknowledges receipt of the Equipment and Software by signature at time of delivery. Title to, and risk of loss for, the Equipment and Software sold or licensed under this Agreement shall pass to Customer upon delivery as defined herein.

                    b. Security Interest. As security for the full and prompt payment and performance when due of all obligations of Customer to Supplier under this Agreement, Customer hereby grants to Supplier a security interest in all Equipment and Software supplied to Customer hereunder. Customer shall execute any notice or other documentation as may be reasonably requested by Supplier at any time in order to accomplish the intentions of this section. This obligation shall include an obligation to execute any and all necessary financing statements to perfect the security interest herein granted to Supplier as well as its ownership interest, if any, herein evidenced in order to perfect Supplier's interest in the Equipment and Software and its rights to payment and performance by Customer under this Agreement. Supplier shall pay all expenses of filing any necessary financial statements and documents with the appropriate public offices.

     7. Installation Services. The following shall apply in the event that installation and/or integration services are part of any purchase order received by Supplier under this Agreement. In connection with the providing of installation and/or integration services, Customer and Supplier agree that the following shall be applicable:

                    a. Access to Customers Premises. Customer shall allow employees or agents of Supplier access to the premises and facilities where the Equipment and Software is to be installed at all hours consistent with the requirements of the Project Plan.

                    b. Access  Necessary  to Complete  Project.  Customer  shall provide Supplier with all resources and required documentation, specifications, procedures, equipment, and systems as well as access to employees, agents, consultants, or third parties necessary for completion of the installation services.

                    c. Environmental. Customer shall assure that the premises will meet all temperature, humidity controlled, air-conditioned, and other environmental requirements set forth in the applicable Equipment specifications and will be dry and free from dust and in such condition as not to be injurious to the employees or agents of Supplier or the Equipment to be installed.

                    d. Mechanical. Customer shall provide all cabling, patch cables, patch panels, conduits, floor reinforcements or other mechanical modifications pertinent to installation of the Equipment for all sites where the Equipment and Software will be installed.

                    e. Electrical. Customer shall provide ample electric current of proper voltage for any necessary purpose suitable terminated in rooms and work spaces where it is required.

                    f. Space for  Installation.  Customer shall provide suitable and easily accessible space for installation of the Equipment within the premises.

                    g. Permits and Approvals.  Customer shall be responsible for the timely and proper securing of all permits, licenses, consents, including landlords, and approvals in connections with the purchase and installation of the Equipment, if any. h. Indemnification. Customer specifically agrees to indemnify and hold Supplier harmless from all liability and costs arising from Customer and its contractors, subcontractors and employees for site preparation efforts or for the latent conditions of the site.

                    h.   Indemnification.   Customer   specifically   agrees  to
               indemnify and hold Supplier harmless from all liability and costs arising from Customer and its contractors and employees for site preparation efforts or for the latent conditions of the site.

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                    i.  Installation.  Supplier  will install the  Equipment and
               Software at the premises requested by Customer. Customer will pay an additional charge for any required cable or conduit or additional coordination performed by Supplier. Supplier will use its best efforts to install the Equipment and Software without damaging Customer's premises. Supplier, however, will not be responsible for replacing ceiling tiles, painting, plastering or making other repairs to Customer' premises resulting from the installation of the Equipment and Software. Customer hereby holds Supplier harmless from any such damage to Customer' property, unless the damages are the result of a negligent act or omission of Supplier's employee or subcontractor.

                    j. Completion of  Installation.  Supplier shall complete the installation services in accordance with Supplier's normal installation practices. Supplier shall perform its standard acceptance testing on the installed Equipment and Customer agrees to monitor said testing. Upon completion thereof, as described above, Supplier shall notify Customer the Equipment has been installed and operates in accordance with applicable test and performance specifications. The date of such notification shall be the installation date. Supplier may at its sole discretion use subcontractors to provide installation services.

8.   Training, Maintenance, and Support Services.

                    a. Training.  Supplier will provide documents,  manuals, and visual aids to be utilized in the required training of Customer's employees in use of Equipment and Software purchased under this Agreement.

                    b. Company Trainers. Customer shall designate specific members of its staff as "Company Trainers." once fully trained and certified by Supplier, Company Trainers will become the first resources to be contacted by Customer' personnel who require assistance. Questions or problems that cannot be resolved by Company Trainers will be referred to Supplier. Company Trainers may be required to attend refresher or re-certification training from time to time if necessitated by changes, expansion or improvements in said Equipment and Software. The Parties agree that training of the Customer's "Trainers" shall commence on or about end of 2001. In situations where it is necessary for Supplier's personnel to travel in order to provide services for Customer, Customer agrees to pay all travel expenses for transportation, food and lodging.

                    c. Modifications and Customization of Software. Suppliers shall not be responsible for providing any customizations to the Equipment and Software purchased under this Agreement, including but not limited to "Interfaces" to other software or hardware systems owned, leased, or licensed by Customer. If Customer desires specific modifications and/or customizations to the Equipment and Software purchased under the Agreement, then Customer may retain Supplier's services for the development of said applications and will be contracted under a separate agreement. d. Maintenance Fees. Customer agrees to pay monthly maintenance and support fees for web-sites development and maintenance.

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                    e.  Support  Services.  So long as  Customer  is  current on monthly support and maintenance fees, Supplier shall provide the following support services for Software purchased under this Agreement.

                         i.  Upgrades.   Supplier  shall  provide  any  and  all
                    upgrades, enhancements, or additions to existing functionality of Software purchased under this Agreement. Customer acknowledges that such upgrades and enhancements may not be operative in conjunction with either customized or modified software created by or for Customer, and that Supplier will not be obligated to retrofit the same. Except for those modifications and customizations agreed upon and performed by Supplier on behalf of Customer.

                         ii. Assistance. For the first thirty (30) day period following the installation date at each customer location, Customer shall be entitled to 1 to 2 hours of assistance from Supplier at no charge each month. Calls for assistance which are in excess of the allowances stated above shall be charged at the rate of Industrial Standard.

                         iii. Defects. In the event that a problem is reported to Supplier as a defect in an Equipment or Software purchased under this Agreement, and Supplier's diagnosis confirms that the defect is related to customizations or modifications to said products made by Customer or an agent of Customer, Supplier retains the right to invoice Customer for all time spent diagnosing said problem at a rate of Industrial Standard per hour. Any further work will be billable only at Customer' option and request pursuant to a purchase order and/or separate Service Agreement.

9. Excusable Delay. Supplier shall be excused from performance under the purchase order and not be liable to Customer for delay in performance attributable in whole or in part to any cause beyond its reasonable control, including but not limited to, action or inaction of any government, war, civil disturbance, insurrection, sabotage, act of public enemy, labor strike, difficulty or dispute, unpredictable failure or delay in delivery by Supplier's suppliers or subcontractors, transportation difficulties, shortage of energy, materials, accident, fire, flood, storm or other act of God, or Customer' fault or negligence. In the event of an excusable delay, Supplier shall make reasonable efforts to notify Customer of the nature and extent of such a delay and Supplier will be entitled to a reasonable schedule extension. In the event a delay results from Customer's fault or negligence, Supplier will also be entitled to an equitable adjustment calculated on a time and materials basis which shall be mutually agreed upon.

10.  Change, Cancellation, and Termination.

                    a. Cancel of Purchase Order. If Customer  cancels a purchase order within thirty (30) days prior to scheduled shipment date, Customer shall pay to Supplier a restocking fee of Twenty percent (20%) of the canceled purchase order. Supplier shall not assess any cancellation charges if Supplier cancels an order.

                    b. Breach of Agreement. In the event that either Party breaches any provision of this Agreement, and fails to cure such breach within thirty (30) days after written notice from the other Party, the breaching Party shall be in default.

                    c. Liability of Supplier.  Supplier's  maximum liability and
               Customer's maximum recovery for any claim arising out of or in connection with the sale or use of the Equipment and Software shall not in the aggregate exceed the price paid by Customer for such Equipment and Software hereunder.

                    d.  Changes to  Software.  Supplier  agrees that it will not make changes in the  Software  that will  prevent  Customer  from running the Software on the Equipment provided by Supplier as part of its system for a One (1) year period following installation. Supplier agrees that if such event occurs, it will provide a refund to Customer calculated upon a Month-by-Month pro-rated depreciation schedule. The Parties understand that the aforementioned hardware will only be guaranteed to operate with the Software for a One (1) year period. Hardware upgrades may be required in order to operate future and improved versions of the Software. Supplier shall provide Three (3) months advance notice of anticipated changes in future versions of the Software that will require Customer to upgrade or replace existing Equipment in order to operate said future versions of the Software upon its general release.

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11.  Infringement Indemnification.

                    a. Notification of Infringement. Customer agrees to promptly notify Supplier in writing of any notice, suit, or any action against Customer based upon a claim that the Software infringes a U.S. patent, copyright, trademark, or trade secret of a third party. Supplier will defend at its expense any such action, except as excluded below, and shall have full control of such defense including all appeals and negotiations, and will pay all settlement costs, or damages awarded against Customer, but Supplier shall not be liable to Customer for special incidental, indirect or consequential damages.

                    b. Replacement of Infringed  Software.  In the event of such notice, suit or action, Supplier will at its expense procure for Customer the right to continue using the Software, or modify the Software to render such non-infringing, or accept, return, and replace such with substantially equivalent non-infringing software, or accept return of the Software and refund or credit to Customer the amount of the original purchase price, less a reasonable charge for depreciation (based upon a Month by Month usable life).

                    c. Limitations on Infringement Liability. The preceding agreements by Supplier in this section shall not apply to any hardware, software, or related product or portion thereof manufactured to specifications furnished by or on behalf of Customer, to any infringement arising out of the use of the Software in combination with other hardware, software, or related product not furnished by Supplier, or to any patent, copyright, trademark or trade secret in which Customer or subsidiary or affiliate thereof, has a direct or indirect interest, or if Customer has not provided Supplier with prompt notice, authority, information and assistance necessary to defend the action. The foregoing states the entire liability of Supplier for patent, copyright, trademark and trade secret infringements by the Software or portion thereof.

12.  Technical Data and Invention.

                    a. Technical Data. Unless specifically identified and priced in this contract as a separate item or items to be delivered by Supplier (and in that event, except to the extent so identified and priced), the sale of goods hereunder confers on Customer no right in, license under, access to, or entitlement of any kind, to any of Supplier's technical data including but not limited to design, process technology, software and drawings, or to technical data including but not limited to design, process technology, software and drawings, or to Supplier's invention (whether or not patentable) irrespective of whether any such technical data or invention or any portion thereof arose out of work performed under or in the course of this contract, and irrespective of whether Customer has paid or is obligated to pay Supplier for any part of the design and/or development of the goods.

                    b. Data Received from Customer. Supplier shall not be obligated to safeguard or hold confidential any data whether technical or otherwise, furnished by Customer for Supplier's performance of this contract unless (and only to the extent that) Customer and Supplier have entered into a separate mutual non-disclosure and confidentiality agreement.

                    c. Data Received from Supplier.  Customer  acknowledges  and recognizes that Supplier is in the business of selling computers, computer components and equipment, and software, which business is highly competitive, and that Customer, during its relationship with Supplier, will have access to and become familiar with certain proprietary information of Supplier, including without limitation, client information, design information, methods of operation, and technical data of a highly confidential nature. During the term of this Agreement and at all times thereafter, Customer agrees that, unless this information has already become common knowledge or unless required to disclose it by a court order or governmental process, Customer shall hold the information in trust solely for Supplier's benefit and Customer shall not use or exploit such information for its own benefit, and shall not directly or indirectly disclose it to any person or entity, other than Customer's employees or personnel, without Supplier's prior written permission. Customer may disclose such information to its employees and personnel, but only if such employees and personnel have a need to know of such information in the course of Customer's operation of its business. With respect to all confidential information, Customer will instruct its employees and personnel to keep this information confidential and not to disclose it directly or indirectly to any person or entity without Supplier's prior written permission.

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13.  Sale or Cessation  of  Customer's  Business.  In the event of (i) a sale or
     other  disposition  of  Customer's  business,   either  by  sale  or  other
     disposition of all or substantially all of its assets or the sale or other disposition of all or a majority of the stock/membership interests in Customer, or (ii) an assignment or other conveyance of its rights to manage and operate the Coffee Stores under the Wal-Mart Agreement, Customer agrees that it will cause the transferee of the business or the assignee of its rights under the Wal-Mart Agreement to assume Customer's obligations under this Agreement and no such transfer or assignment shall operate to release Customer from Customer's obligations under this Agreement without the prior written consent of Supplier in Supplier's sole and absolute discretion. Customer further agrees that prior to execution of this Agreement, it will provide Wal-Mart with notice of this Agreement and the provisions of this
     Section 13. In the event of a liquidation or other cessation of Customer's business (without sale or transfer of the business), Customer shall give Supplier at least Three (3) months prior written notice of its intention to discontinue its business. Failure to comply with this Section 13. Shall constitute a material breach of this Agreement by Customer.

14. Assignment. Neither Party may assign this Agreement in whole or in part without the prior written consent of the other Party. (It shall not be considered an "assignment" if either Party applies the contract to wholly owned subsidiaries, or, to other ventures in which they remain the controlling entity, provided, however that the forgoing shall not release such Party from or affect such Party's obligations under this Agreement.)

15. Term. This Agreement shall become effective on the date upon which the Party last signing below signs this Agreement and shall remain in effect for so long as the Wal-Mart Agreement remains in effect, unless otherwise terminated earlier pursuant to the terms of this Agreement or terminated earlier by mutual written consent of the Parties. Furthermore, either Party may terminate this Agreement immediately in the event that the other Party has breached a provision of this Agreement and has failed to cure the breach within a reasonable time or in the event that the other Party shall become liquidated, dissolved, bankrupt or insolvent, or shall take any action to be so declared.

16.  Miscellaneous.

                    a. Entire  Agreement.  This Agreement and attached  Exhibits constitute the entire agreement between Customer and Supplier with respect to the subject matter hereof and there are no representations, understandings or agreements which are not fully expressed in this Agreement.

                    b. Cooperation. The Parties acknowledge and agree that successful completion of this Agreement shall require the full and mutual good faith cooperation of each of the Parties.

                    c. Amendments.  No amendment,  change,  waiver, or discharge hereof shall be valid unless in writing and signed by the Party against which such amendment, change waiver, or discharge is sought to be enforced.

                    d. Nevada Law; Exclusive Jurisdiction and Venue. This Agreement shall be governed in all respects by the laws of the
               State of Nevada without regard to its conflict of laws provisions, and Corporation and Contractor agree that the sole and exclusive venue and jurisdiction for disputes arising from this Agreement shall be the appropriate state or federal court located in the City of Reno, and Customer and Supplier hereby submit to the venue and jurisdiction of such courts.

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                    e. Notice.  Any notice provided  pursuant to this Agreement, if specified to be in writing, shall be in writing and shall be deemed given (i) if by hand delivery, upon receipt thereof, (ii) if by mail, three (3) business days after deposit in the United States mails, postage prepaid, certified mail, return receipt requested, (iii) if by facsimile transmission, upon electronic confirmation thereof, (iv) if by electronic mail (e-mail), upon electronic confirmation thereof or (v) if by next day delivery service, upon such delivery. All notices shall be addressed as follows (or such other address as either Party may in the future specify in writing to the other):

In the case of Supplier:                             In the case of Customer:

Attn:  Mr. Henry Rolling                             Attn:  Mimi H. Ban
321 Broadway Blvd.                                   16912 Gridley Place
Reno, Nevada 89502                                   Cerritos, CA 90703
Phone:  (775) 322-5567                               Phone:  (714) 994-5800
Email:  __________________                           Email:  __________________

                    a. Waiver. The wavier or failure of either Party to exercise any right in any respect provided for herein shall not be deemed a waiver of any further right hereunder.

                    b. Interpretations.  All references to "Business Days" shall mean all days excluding Saturdays, Sundays and legal holidays observed in Reno, Nevada. All references to the masculine, feminine, neuter or singular shall also refer to the masculine, feminine, neuter or plural, where applicable.

                    c. Severability. If any section, portion, provision, paragraph, clause, sentence, language or word of this Agreement is determined to be invalid, illegal, void, voidable or unenforceable for any reason whatsoever, this Agreement shall be read as if it did not contain such section, portion, provision, paragraph, clause, sentence, language or word, it is to that extent to be deemed omitted, and the balance of this Agreement shall remain enforceable.

                    d. Counterparts. This Agreement may be executed in several counterparts, including by means of facsimile signatures, all of which taken together shall constitute the entire agreement between the Parties hereto.

                    e. Headings. The section headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.

                    f. Approvals and Similar Actions.  Unless otherwise provided herein, where agreement, approval, acceptance, consent or similar action by either Party hereto is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld. g. Attorneys' Fees. Each Party hereto shall be responsible for and shall pay for their own costs and attorneys' fees. Notwithstanding the foregoing, if either Party brings any action or proceeding, subsequent to the execution of this Agreement, to interpret or enforce any provision hereof, the prevailing Party shall be entitled to reasonable fees and costs, including attorneys' fees.

                    h. Further Documents. Each Party agrees to perform any further acts and to execute and deliver any additional documents which may be reasonably necessary to effectuate the provisions of this Agreement.

CUSTOMER:                                             SUPPLIER:

Viscus Coffee International Inc.,             Make Your Move, Inc., a Nevada
a Delaware corporation                        corporation


By/s/Richard Valois                           By/s/Henry L. Rolling
-------------------------                     -------------------------
Name Richard Valois                           NameHenry L. Rolling
Title President                               Title President



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